As filed with the Securities and Exchange Commission on July 2, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MIDERA FOOD PROCESSING, INC.

(Exact name of registrant as specified in its charter)

Delaware	39-3886250
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10275 West Higgins Road, Suite 300, Rosemont, Illinois	60018
(Address Of Principal Executive Offices)	(Zip Code)

The Midera Food Processing, Inc. 2026 Long-Term Incentive Plan

(Full title of the plan)

Amy A. Campbell

Chief Financial Officer

Midera Food Processing, Inc.

10275 West Higgins Road, Suite 300

Rosemont, Illinois 60018

(Name and address of agent for service)

(847) 857-6696

(Telephone number, including area code, of agent for service)

With a copy to:

Shilpi Gupta

Skadden, Arps, Slate, Meagher & Flom LLP

320 South Canal Street

Chicago, Illinois 60606

(312) 407-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register 3,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Midera Food Processing, Inc. (the “Registrant”) reserved for issuance pursuant to The Midera Food Processing, Inc. 2026 Long-Term Incentive Plan (the “2026 LTIP”), and which may be issued by way of grants of equity awards to non-employee directors of the Registrant or employees or other service providers of the Registrant or any affiliate or subsidiary of the Registrant, including grants pursuant to the conversion of The Middleby Corporation (“Middleby”) equity awards in connection with the Registrant’s separation from Middleby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in this Part I of this Registration Statement will be sent or given to participants in the 2026 LTIP as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

(a)

the Registrant’s effective Registration Statement on Form 10 (File No. 001-43265) initially filed with the Commission on May  4, 2026, as amended by Amendment No. 1 as filed with the Commission on May 27, 2026 (as so amended, the “Form 10 Registration Statement”);

(b)	the Registrant’s Current Reports on Form 8-K filed with the Commission on June 22, 2026 and June 29, 2026; and

(c)

the description of the Common Stock included in the section titled “Description of Capital Stock” in the Registrant’s Information Statement filed as Exhibit 99.1 to the Form 10 Registration Statement, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, are hereinafter referred to as “Incorporated Documents”). In no event, however, unless stated otherwise in the applicable report, will any information that the Registrant discloses under Item 2.02 or 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a court to award or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities arising under the Securities Act and to provide for the reimbursement of expenses incurred.

As permitted by Delaware law, Article 8 of the Registrant’s Amended and Restated Certificate of Incorporation (the “Charter”), a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference, provides for indemnification for the Registrant’s directors and officers to the fullest extent permitted by law, which will include payment of expenses incurred upon receipt of an undertaking by the person indemnified to repay such payments if it is adjudicated that such person is not entitled to indemnification under the law. As permitted by Section 102(b)(7) of the DGCL, Article 9 of the Charter provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that the Charter does not eliminate or limit the liability of a director (except to the extent provided by applicable law) (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The foregoing statements are subject to the detailed provisions of the DGCL referenced herein and the full text of the Charter.

The Registrant will maintain a policy insuring itself, its subsidiaries and their respective directors and officers, to the extent they may be required or permitted to indemnify such officers or directors, against certain liabilities arising from acts or omissions in the discharge of their duties that they will become legally obligated to pay.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Midera Food Processing, Inc. (effective as of July 2, 2026)

4.2	Amended and Restated Bylaws of Midera Food Processing, Inc. (effective as of July 2, 2026)

4.3	The Midera Food Processing, Inc. 2026 Long-Term Incentive Plan

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Power of attorney (included on the signature page hereto)

107.1	Filing Fee Table

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rosemont, state of Illinois, on this 2nd day of July, 2026.

MIDERA FOOD PROCESSING, INC.

By:	/s/ Amy A. Campbell
Name: Amy A. Campbell Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints each of Amy A. Campbell and James J. Drake as his or her true and lawful attorney-in-fact and agent, acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 2, 2026.

Signature	Title

/s/ Mark M. Salman	Chief Executive Officer
Mark M. Salman	(Principal Executive Officer)

/s/ Amy A. Campbell	Chief Financial Officer
Amy A. Campbell	(Principal Financial and Accounting Officer)

/s/ Robert A. Nerbonne
Robert A. Nerbonne	Director

/s/ James J. Drake
James J. Drake	Director

/s/ Michael D. Thompson
Michael D. Thompson	Director